NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	Oct. 24, 2008

Phone: 419-891-6417

E-mail: gary_smith@andersonsinc.com

The Andersons Elects Anderson to Board of Directors

MAUMEE, Ohio, Oct. 24 — The Andersons, Inc. (Nasdaq: ANDE) has named Gerard M. Anderson to the company’s Board of Directors effective December 19, 2008.

The appointment of Mr. Anderson fulfills the seat vacated by Dr. Sidney A. Ribeau, president of Howard University, Washington, DC, who served on The Andersons Board of Directors since 1998.

“We are looking forward to the contributions Gerry will bring to our Board,” said Chairman Dick Anderson. “Gerry offers us a wealth of business knowledge specific to the energy industry. Additionally, his Andersons’ family roots have grounded him in the values upon which this company has prospered. Although a family member, Gerry will qualify as an independent director for corporate governance purposes.”

Mr. Anderson currently serves as the President and Chief Operating Officer of DTE Energy (NYSE:DTE) a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Anderson oversees all of the company’s electric, gas and nuclear operations, encompassed in its two main operating subsidiaries, Detroit Edison and MichCon, as well as its non-utility businesses which are focused on power and industrial projects; gas, pipelines and storage; unconventional gas production; and energy trading. Anderson joined DTE Energy from the consulting firm McKinsey and Company in 1993.

Mr. Anderson earned a bachelor of science degree in civil engineering at the University of Notre Dame. He also earned a master of business administration degree and a master of public policy degree from the University of Michigan.

Mr. Anderson formerly chaired the Center for Energy and Economic Development and the EEI Committee on Environment. He also is involved in various local community and civic activities, serving as vice chairman of The Nature Conservancy, Michigan chapter; chairman of the Michigan Greenways Initiative; Chairman of the University of Michigan Ross School of Business Corporate Advisory Board and as a member of the Executive Committee of The Parade Company. He also serves on The Henry Ford Board of Trustees and the University of Michigan Phoenix Energy Institute.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 12 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico. For more information, visit The Andersons online at www.andersonsinc.com.

- end -